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                                                                   EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of the 1st day of December, 1999 by and between MUSTANG.COM, INC., a California corporation (the "Company"), and CHRISTOPHER B. RECHTSTEINER (the "Employee"), with respect to the following facts:

      A. The Company wants to be assured of the continued association and services of the Employee to take advantage of his experience, knowledge and abilities in the Company's business and is willing to employ the Employee, and the Employee desires to be so employed, on the terms and conditions set forth in this Agreement.

      B. The Employee from time to time in his employment may learn trade secrets and other confidential information concerning the Company, and the Company desires to safeguard such trade secrets and confidential information against unauthorized use and disclosure.

      ACCORDINGLY, the parties agree as follows:

1     EMPLOYMENT

      1.1 Employment and Duties. The Company employs the Employee as Executive Vice President, Business Development & Strategic Planning and Employee accepts such employment and agrees to do, on the terms and conditions set forth below and during the term of this Agreement the following duties: Employee's duties shall include primary responsibility for overseeing the strategic planning and development of the Mustang Message Center product line and such other duties and acts in connection with the Company's business, as reasonably may be required by the Company's Board of Directors or Chief Executive Officer.

      1.2 Service to Others. Employee will devote his entire productive time, ability and attention to, and will diligently and conscientiously use his best efforts to further the Company's business and will not, without the prior written consent of the Company's Board of Directors in each instance, do services of any kind, whether or not for compensation, for any person other than the Company, which services, in the sole opinion of the Company's Board of Directors, might materially interfere with the performance of his duties under this Agreement. Employee is not prohibited from making personal investments in other businesses, if those investments do not require Employee to participate in the operation of such businesses in which he invests and so long as none of the investments are in companies, partnerships, ventures or entities of any type or kind, or with an individual or individuals, in competition with or in the same or similar business as the Company. This limitation does not apply to any stock purchases in any company that is listed on the New York or American Stock Exchanges or the Nasdaq Stock Market provided such purchases do not exceed, in the aggregate, 1 percent of the outstanding stock of such company.

2     COMPENSATION

      2.1 Compensation. As the total compensation for the services that the Employee renders to the Company, the Company will pay Employee the following:

            2.1.1 An annual base salary in the amount of $140,000. Said salary, less applicable federal, state and local payroll and withholding deductions, will be payable by the Company on a semimonthly basis (in accordance with the Company's standard payroll practices applicable to all employees) during the term of this Agreement. The annual base salary may be increased by the Company from time to time but, if so increased, will not later be decreased.

            2.1.2 Incentive Bonus. The Employee, at the sole discretion of the Board of Directors, may receive an annual bonus based upon the Company's or the Employee's performance for such year. Nothing herein shall require the Company to pay Employee an annual bonus or, if ever paid, to continue paying an annual bonus.

            2.1.3 Employee will be entitled to group medical and life insurance as presently in place for Employee on the date this Agreement is made, and reimbursement of ordinary and necessary business expenses, travel or otherwise, and those expenses incurred by Employee in the furtherance of his obligations under this Agreement.

      2.2 Vacation and Sick Leave. Employee's vacation and sick leave will be in accordance with established policies as set forth in the Company's Employee Manual.



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3     TERM OF EMPLOYMENT AND TERMINATION

      3.1 Term. Unless sooner terminated pursuant to Section 3.2, the term of employment under this Agreement will be for one (1) year from the date of this Agreement; provided, however, that such term of employment will be renewed automatically for successive one (1) year terms unless written notice of non renewal is given by either the Company or Employee not less than thirty (30) days prior to the end of the initial term or any subsequent one (1) year term. Any such notice of non-renewal will for purposes of subsection 3.2 of this Agreements be deemed a notice of termination without Cause (as defined below) if given by the Company and a notice termination by Employee without Good Reason (as defined below) if given by Employee.

      3.2 Termination. Employment under this Agreement will terminate prior to the expiration of its term upon the happening of any of the following events:

            3.2.1 The death of Employee.

            3.2.2 If Employee is absent from work because of illness or incapacity or for any other reason for a cumulative period of more than one hundred eighty (180) days in any consecutive twelve-month period, the Company may terminate this Agreement upon the expiration of thirty days written notice to Employee.

            3.2.3 At the Company's option, with Cause or without Cause, the Company may terminate this Agreement upon the expiration of thirty days written notice to Employee.

"Cause" means (a) the willful and continued failure by the Employee to substantially perform his duties under this Agreement (other than any such failure resulting from Employee's incapacity due to physical or mental illness),
(b) the willful engaging by Employee in misconduct which is materially damaging to the Company, monetarily or otherwise, or which would substantially impair the reputation and public perception of Company, or (c) the wilful violation by Employee of any of the provisions of Section 5 of this Agreement.

            3.2.4 At Employee's option, with Good Reason or without Good Reason, Employee may terminate this Agreement upon the expiration of thirty days written notice to the Company. For purpose of any notice given pursuant to this subsection 3.2.4, the thirty-day period shall be determined by excluding any period from the giving of such notice during which the Employee is absent from work because of illness or incapacity or on vacation.

"Good Reason" means (a) a Change in Control of the Company (as defined below) or
(b) a failure by the Company to comply with any material provision of this Agreement that has not been cured within 10 days after Employee has given notice of the noncompliance to the Company.

A "Change in Control" shall mean the occurrence during the term of this Agreement, of any one of the following events:

      (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
            Act)), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent 30% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred. Voting Securities that are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary") (ii) the Company or its Subsidiaries, or
            (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

      (b) The individuals who, as of December 1, 1999, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board: provided, however, that if the election, or nomination for election by the Company's common shareholders,



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            of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;
            provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule l4a-11 promulgated under the Exchange
            Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

      (c)   Approval by shareholders of the Company of:

            (i) A merger consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                  (A) the shareholders of the Company, immediately before such merger. consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent 70% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                  (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation. or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                  (C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities), has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

            (ii)  A complete liquidation or dissolution of the Company; or

            (iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this .sentence) as a result of the acquisition of Voting Securities by the Company and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person then a Change in Control shall occur.

4     DUTIES AND COMPENSATION UPON TERMINATION.

      4.1 Duties. In the event that employment under this Agreement is terminated, Employee shall continue to perform his duties through the date of termination. After that neither the Company nor Employee shall



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have any remaining duties or obligations under this Agreement except that (a)
the Company shall pay to the Employee, or his estate, such compensation as is due pursuant to Section 2.l, prorated through the date of termination, plus such severance compensation, if any, as is due pursuant to Section 4.2 and (b) Employee shall continue to be bound by Section 5.

      4.2   Severance Compensation.

            4.2.1 At the date of termination and provided Employee has continued to perform his duties through the date of termination, in addition to the compensation payable to Employee pursuant to Section 4.1, the Company shall pay Employee, in a lump sum, the amount equal to 8.33% of Employee's annual base salary in effect at the date of termination multiplied by the number of months corresponding to the grounds for termination in the table below.

                 Grounds for Termination                                   Number of Months
                 -----------------------                                   ----------------
Death or Disability of Employee pursuant to Section 3.2.1 or 3.2.2.            Zero (0)

By Company without Cause pursuant to Section 3.2.3.                            Nine (9)

By Employee with Good Reason pursuant to Section 3.2.4.

By Company with Cause pursuant to Section 3.2.3.                               Four (4)

By Employee without Good Reason pursuant to Section 3.2.4.

            4.2.2 Upon any termination by the Company without cause pursuant to
Section 3.2.3 following a Change in Control or by Employee for Good Reason pursuant to Section 3.2.4, any outstanding options to purchase the common stock of the Company theretofore granted to Employee by the Company and not otherwise exercisable shall become immediately exercisable with respect to the full number of shares subject to those options; provided, however, that (a) in the event that the acceleration of the exercisablity of options not otherwise exercisable would result (when considered alone or added to payments to Employee pursuant to Section 4.2.1) in a payment to a Disqualified Individual of an Excess Parachute Payment, then outstanding options to purchase the common stock of the Company theretofore granted to Employee by the Company and not otherwise exercisable shall become immediately exercisable with respect to the maximum number of shares subject to those options which would not result in any Excess Parachute Payment to a Disqualified Individual, and/or (b) in the event that the Company becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for of the provisions of this subsection or any option agreement would so qualify, then this section and any such agreement shall be interpreted so as to preserve such accounting treatment, and to the extent that this section or any such agreement would disqualify the transaction from pooling of interests accounting treatment then such provision shall be null and void. The terms "Disqualified Individual" and "Excess Parachute Payment" used in Clause (a) of the preceding sentence shall have shall have the same meaning as defined in Section 280G of the Internal Revenue Code of 1986, or any successor section of similar import, and all determinations to be made in connection with clause (b) of the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Company's consummation of such transaction.

            4.2.3 Following the date of termination, the Company shall continue to provide Employee with (or pay the premiums for) the same medical coverage that the Company provided to Employee as of the date of termination for the number of months corresponding to the grounds for termination in the table set forth in subsection 4.2.1.

The provisions of this Agreement to pay Employee severance compensation in the event Employee is terminated for Cause will not diminish or otherwise affect the Company's right to claim and recover damages from Employee as result of any of the events or conduct leading to Employee's termination for Cause.

5     TRADE SECRETS

      5.1 Trade Secrets. The Employee shall not, without the prior written content of the Company's Board of Directors in each instance, disclose or use in any way, either during his employment by the Company or after it, except as required in the course of his employment with the Company, any confidential business or technical



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information or trade secret of the Company acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by him (collectively, the "Trade Secrets") including, without limitation, any information concerning: existing and contemplated products; Inventions (as defined below); manufacturing procedures, methods, machines, compositions, technology or formulas; research and development programs; customer lists, customer usage and requirements; operating procedures; investments; financing; costs; employees; salaries; purchasing; accounting; marketing; merchandising; sales methods; pricing; profits; plans for future development; the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business; and all other information which is related to any product, service or business of the Company, all of which Trade Secrets are the exclusive and valuable property of the Company. Notwithstanding the foregoing, Trade Secrets do not include information which is generally known in the industry in which the Company transacts business or is acquired from public sources and not gained in breach of this Agreement; "Inventions" means inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques.

      5.2 Tangible Items. All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other then a merely personal item, whether of a public nature or not, and whether prepared by the Employee or not, are and shall remain the exclusive property of the Company and shall not be removed from the premise of the Company except as required in the course of employment by the Company, without the prior written consent of the Company's Board of Directors in each instance, and the same shall be promptly returned to the Company by the Employee on the expiration or termination of his employment or at any time prior to it upon the request of the Company. Notwithstanding the foregoing or anything to the contrary herein, Employee may remove and retain the following Company items as additional severance compensation irrespective of the reason for termination: the laptop computer and pilot personal organizer primarily used by Employee as of the date of termination.

      5.3 Solicitation of Employees. During his employment by the Company and for the nonsolicitation period after such employment specified in the table below (such period not to include any period of violation this subsection by the Employee or period which is required for litigation to enforce this subsection and during which the Employee is in violation of it), Employee will not, directly or indirectly, either for his own benefit or purposes or the benefit or purposes of any other person, employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee or independent contractor of the Company (or any person whose employment or status as an independent contractor has terminated within the twelve months preceding the date of such solicitation) in any capacity if that person possesses or has knowledge of any Trade Secrets of the Company.

                                                                         Nonsolicitation Period
                                                                         ----------------------
If person to be solicited is an employee..........................             12 months

If person to be solicited is an independent contractor............              6 months


      5.4 Injunctive Relief. Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of these provisions and, accordingly that the Company will be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection with it. This provision with respect to injunctive relief will not, however, diminish the Company's right to claim and recover damages.

6     MISCELLANEOUS

      6.1 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, will nevertheless be binding and enforceable.

      6.2 Successors and Assigns. All of the terms, provisions and obligations of this Agreement will inure



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to the benefit of and will be binding upon the parties to this Agreement and their respective heirs, representatives, successors and assigns. Notwithstanding the preceding sentence, neither this Agreement nor any rights under this Agreement will be assigned, pledged, hypothecated or otherwise transferred by the Employee without the prior written consent of the Company in each instance.

      6.3 Governing Law. The validity, construction and interpretation of this Agreement will be governed in all respects by the laws of the State of California applicable to contracts made and to be performed wholly within that state.

      6.4 Consent to Jurisdiction. Employee and the Company, to the fullest extent he or it may effectively do so under applicable law, irrevocably (i) submit to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in or covering the City of Bakersfield over any suit, action or proceeding arising out of or relating to this Agreement,
(ii) waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that he or it is not subject to the jurisdiction of any such court, any objection that he or it may now or later have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) consents to process being served in any such suit, action or proceeding by mailing a copy of it by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 6.7. Each party agrees that such service (i) will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) will to the fullest extent permitted by law be taken and held to be valid personal service upon and personal delivery to such party.

      6.5 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any its provisions.

      6.6 Entire Agreement. This Agreement contains the entire Agreement between the parties pertaining to the subject matter of it, and supersedes all prior Agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification or waiver of this Agreement will be valid unless executed by the party to be bound by it. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

      6.7 Notice. Any notice or other communication required or permitted under this Agreement will be in writing and will be deemed to have been given
(i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex, telecopier or e-mail, when such notice or other communication is transmitted to the telex or telecopier number or e-mail address specified below and the appropriate answer back or confirmation is received.

            If to the Company:
                   Mustang.com
                   6200 Lake Ming Road
                   Bakersfield CA 93306
                   Attention: President
                   Telecopier Number: (805) 873-2457
                   E-mail address: jim.harrer@mustang.com

            If to Employee:
                   Christopher B. Rchtsteiner
                   227 Partriese Court
                   Algonquin, IL 60102
                   E-mail address:cbrez@ix.netcom.com

Either party may change the address to which such notices are to be addressed by giving the other party notice in the above manner.



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      6.8   Attorneys Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action will pay the successful party's expenses, including attorneys' fees, incurred in such action.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first set forth above.


"The Company"                             "Employee"

Mustang.com, Inc.

By:  /s/ James A. Harrer                  /s/ Christopher B. Rechtsteiner
   ----------------------------------     -------------------------------------
         James A. Harrer                      Christopher B. Rechtsteiner
         Its President



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